SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 16, 2010
Date of Report (date of earliest event reported)

AMERICAN SIERRA GOLD CORP.

 (Exact name of registrant as specified in its charter)

Nevada	000-52927	98-0528416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

200 S. Viriginia, 8th Floor
Reno, NV 89501
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 398-3044

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 16, 2010, the Board of Directors (the “Board”) of American Sierra Gold Corp. (the “Company”) elected James Vandeberg as a director of the Company.  Mr. Vandeberg is an attorney in Seattle, Washington. He specializes in corporate finance with an emphasis on securities and acquisitions. He was counsel and secretary to two NYSE companies. Mr. Vandeberg is a member and former Director of the American Society of Corporate Secretaries. He graduated from NYU Law School in 1969 where he was a Root-Tilden Scolar and holds a BA degree in accounting. Mr. Vandeberg is a director of REGI US, Inc., IAS Energy, Inc. and ASAP Holdings, Inc., all of which are reporting companies on the OTCBB.

During the last two years, there have been no transactions, or proposed transactions, to which the Registrant was or is to be a party, in which Mr. Vandeberg (or any member of his immediate family) had or is to have a direct or indirect material interest.
           Mr. Vandeberg has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Mr. Vandeberg has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Mr. Vandeberg has not, during the last five years, been a party of any bankruptcy petition filed by or against any business of which he was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

The Board does not expect to name Mr. Vandeberg to any committee of the Board at this time. To the extent that any information called for in Item 404(a) of Regulation S-K is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2010	AMERICA SIERRA GOLD CORP.
/s/ Wayne Gruden
By:
Wayne Gruden Chief Executive Officer